AMENDMENT TO ADMINISTRATION AGREEMENT

AMENDMENT AGREEMENT (the “Amendment”), effective as of November 1, 2012, by and among WILLIAM BLAIR FUNDS, a Delaware statutory trust (the “Fund”) and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (“State Street”).

WHEREAS, the Fund and Investors Bank & Trust Company (“IBT”) entered into a Administration Agreement dated November 1, 2004, as amended, modified and supplemented from time to time (the “Administration Agreement”);

WHEREAS, IBT merged with and into State Street, effective July 2, 2007, with the result that State Street now serves as Administrator under the Administration Agreement;

WHEREAS, the Fund has requested that State Street amend the Administration Agreement and State Street has agreed to do so as an accommodation to the Fund notwithstanding that as amended, the Administration Agreement is not identical to the form of administration agreement customarily entered into by State Street as administrator, in order that the services to be provided to the Fund on behalf of its Portfolios by State Street, as successor by merger to IBT, may be made consistently and predictably to the Fund; and

WHEREAS, the Fund and State Street desire to amend the Administration Agreement as set forth below;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendment.

(a)	Section 7(a) of the Administration Agreement is hereby amended by deleting such Section 7(a) in its entirety and by inserting in lieu thereof, the following:

“This Agreement shall remain in effect until July 31, 2016 (the “Initial Term”), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall continue until terminated by either party upon one hundred-twenty (120) days prior written notice to the other party.

Either party may terminate this Agreement prior to the expiration of the Initial Term in the event the other party violates any material provision of this Agreement, provided that the non-violating party gives written notice of such violation to the violating party and the violating party does not cure such violation within ninety (90) days of receipt of such notice.”

2.	Miscellaneous.

(a)	Except as amended hereby, the Administration Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

WILLIAM BLAIR FUNDS

By:	/s/ Colette M. Garavalia
Name:	Colette M. Garavalia
Title:	Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President